Medient CEO Converts $660,000 of Debt to Equity at over 820% Premium to Market

EFFINGHAM, GA - (February 10, 2014) - Medient Studios, Inc. (OTCQB: MDNT) ('Medient') today announced that Mr. Manu Kumaran, Chairman of the Board and Chief Executive Officer has converted $660,000 of personal loans to the company into common stock at $0.064 per share, the book value of the company. The  approximately 10.3 Million represents an 822% premium to the closing market price on February 7, 2014.

Mr. Kumaran, stated, “My willingness to convert the entire amount of personal loans to the Company at such a substantial premium to the market, should clearly illustrate to all investors both my confidence in the business and commitment to delivering shareholder value.  We see immense potential for Medient and continue to move forward aggressively with our plans to construct the Studioplex, which we believe will be the largest and most cost effective movie production studio in North America once completed. Additionally, we look forward to the domestic and international release of ‘Yellow’ later this year, which we expect will contribute significant revenue to Medient in 2014.”

“Medient was founded 12 years ago and, to date, we have made 14 movies in four different languages. Our management team has over 150 years of cumulative experience and a track record of over 250 movies that have generated over $3 Billion in box office sales.  Significantly, the senior management team have all accepted substantial cuts in pay,  inspired and motivated by the vision and objectives of Medient. It's also important to focus on the strength of the balance sheet, which had assets audited and valued at over $44 Million with over $16 Million of net shareholder equity as of September 30, 2013, representing a book value well in excess of our current market cap.

The real strength of Medient is the women and men, their “never give up” attitude, their refusal to take “no” for an answer, their deep and abiding lust for knowledge, their constant questioning of the status quo and the absolute desire to leave things better than they find them. I wish all of you could know the Medient team the way I do.

Together, we intend to permanently change the way movies are financed, produced, and sold. The Studioplex will be a beacon for the best of the best across the entire entertainment industry.

Clearly we haven't been successful in communicating our heritage, strengths and potential to the investor community and we recognize this fact. We will endeavor to correct this shortcoming and this decision to put my money where my mouth is, will hopefully underline my absolute commitment to Medient and our shareholders.

I want to thank all our fellow shareholders for your belief and support and on behalf of our board and the entire team reiterate our unwavering sense of purpose to achieve our lofty goals."

About Medient Studios

Medient Studios, Inc. (OTCQB: MDNT) (‘Medient’) (www.medient.com) is an entertainment content creation company with a strong presence in North America, Europe and India. Medient's management team has approximately 150 years of experience in the motion picture industry and is responsible for producing and/or financing over 250 movies. Medient is realigning the content creation process to enable efficiencies of scale and eliminate process waste by building a fully integrated movie and electronic game production facility as part of its Studioplex on a 1,550-acre property in Effingham County, Georgia. Once operational this production facility will be the largest of its kind in the United States.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.

Contact:

Investor Relations:

David Waldman or Natalya Rudman

Crescendo Communications, LLC

Phone: +1 (212) 671-1020 Ext. 304

Email: mdnt@crescendo-ir.com

http://www.crescendo-ir.com/